SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) May 22, 2006

HUB GROUP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-27754	36-4007085
(Commission File Number)	(I.R.S. Employer Identification No.)

3050 Highland Parkway, Suite 100
Downers Grove, Illinois 60515
(Address and zip code of principal executive offices)
(630) 271-3600
(Registrant’s telephone number, including area code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 22, 2006, the Compensation Committee of the Board of Directors of Hub Group, Inc. granted certain of the Company’s officers performance units. The performance units entitle the recipients to receive restricted shares of the Company’s Class A Common Stock contingent upon the achievement of an operating income earnings target.

In order for these performance units to be earned and converted to restricted stock, the Company’s operating income for 2006, 2007 and 2008 must meet a specified target amount. No restricted stock will be awarded and the performance units will be canceled and forfeited should the Company fail to meet the specified target amount.

Should the employees earn restricted stock under this program, this restricted stock will be granted in early 2009 and then vest ratably as of the first business day of January in each of 2010, 2011 and 2012 provided the officer remains an employee of the Company on each of such vesting dates.

David P. Yeager received 38,710 performance units, Mark A. Yeager received 32,258 performance units, Thomas M. White received 32,258 performance units, David L. Marsh received 21,505 performance units and Christopher R. Kravas received 21,505 performance units.

The total number of performance units awarded to the 12 participants is 296,771, having a value on the date of grant of $13.8 million. This $13.8 million is the maximum amount that would be recorded as salary expense during this approximately five and one half year period assuming the performance target is met.

A copy of the form of the performance unit agreement is attached as Exhibit 10.1 to this Form 8-K and a copy of the form of the Company’s restricted stock agreement is attached as Exhibit 10.2 to this Form 8-K.

ITEM 9.01.   Financial Statements and Exhibits

The following documents are filed as part of the report:

                            (a)   Not Applicable.

                            (b)   Not Applicable.

                            (c)   Not Applicable.

                            (d)   A list of exhibits filed herewith or incorporated by reference herein is contained on the Exhibit Index immediately preceding such exhibits, and is incorporated herein by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUB GROUP, INC.

DATE: May 26, 2006	/s/ David P. Yeager
By: David P. Yeager
Title: Chief Executive Officer and Vice Chairman

EXHIBIT INDEX

Exhibit No.

10.1	Form of Hub Group, Inc. 2006 Performance Unit Award Statement.

10.2	Form of Terms of Restricted Stock Award under Hub Group, Inc. 2002 Long-Term Incentive Plan.